Exhibit 99.(h)(5)(g)

AMENDMENT NO.6 TO

SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING

SERVICES AGREEMENT

THIS AMENDMENT made as of August 25, 2020 (“Amendment”) to that certain Sub-Administration and Sub-Fund Accounting Services Agreement dated as of October 1, 2015 (as amended and in effect as of the date hereof, “Agreement”), by and between Victory Capital Management Inc. (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”).  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain sub-administrative and sub-accounting services for the Client; and

WHEREAS, the Parties wish to update certain terms in Schedule 4 of the Agreement to reflect certain modifications to fees.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.                                      Amendment to Fee Schedule (Schedule 4)

Schedule 4 of the Agreement is deleted and replaced with the Schedule 4 attached hereto.

2.             Representations and Warranties.

(a)         Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)         The Client represents that it has provided this Amendment to the Boards.

3.             Miscellaneous.

(a)         This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)          Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Victory Capital Management Inc.		Citi Fund Services Ohio, Inc.

By:	/s/ Chris Dyer	By:	/s/ Dominic Crowe

Name:	Chris Dyer	Name:	Dominic Crowe

Title:	President	Title:	Vice President

Date:	08/03/2020	Date:	08/03/2020

Schedule 4 to Services Agreement

Such Fees will be collected by Citi Fund Services Ohio, Inc.

1.             MUTUAL FUNDS FEES:

The Client shall pay Service Provider an asset based fee as follows:

First $50 Billion in aggregate net assets of all Mutual Funds	1.10 bps
Next $50 Billion in aggregate net assets of all Mutual Funds	1.00 bps
Next $25 Billion in aggregate net assets of all Mutual Funds	0.85 bps
All assets above $125 Billion in aggregate net assets of all Mutual Funds	0.65 bps

2.             EXCHANGE TRADED FUNDS FEES (ETFs):

The Client shall pay Service Provider an asset based fee as follows:
First $1.0 Billion in aggregate net assets of all ETFs	2.75 bps
Next $4.0 Billion in aggregate net assets of all ETFs	2.25 bps
Above $5.0 Billion in aggregate net assets of all ETFs	2.00 bps

Index Receipt Agent Fee (per fund, per annum)	$3,000

3.             FORM N-PORT — Applies to Mutual Funds and ETFs

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500
Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds holding 50-510 securities	$14,000
Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,000

	Sleeve Fee: An additional fee will apply per sleeve	$1,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note:  Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service.  An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period.  The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

4.             LIQUIDITY RISK MANAGEMENT

		Annual Fee
Tier	Description	(per Fund)
Tier 1	All Fund of Fund and In-Kind ETFs	$1,000
Tier 2	All Funds holding < 50 securities	$2,000
Tier 3	All Funds holding 50-499 securities	$3,000
Tier 4	All Funds holding > 500 securities	$4,000

Note:  Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service.  An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period.  The annual review will occur at the end of each calendar year and be effective on the first of January each year.  Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

5.             Money Market Fund Fees

Form N-MFP (monthly filing)	$9,000 per fund per annum
Monthly Portfolio Holding Statements	$12,000 per fund per annum

6.             38a-1 Compliance Services Fees (applicable to the USAA funds)

38a-1 Compliance Services Program	$213,500 per annum
AML Officer	$65,000 per annum

7.             Additional Fees

Sleeve Fee (per additional sleeve per fund)    $15,000 per annum

8.             Waivers

The VictoryShares NASDAQ Next 50 ETF will be subject to $0 fees, excluding Out-of-Pocket expenses, for the first 12 months after the launch date or until the fund reaches $1 Billion in assets, whichever comes first.

9.             Out-of-Pocket Expenses and Miscellaneous Charges:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.              Reimbursement of Expenses.  The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)                                     All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)                                  The cost of obtaining security and issuer information;

(iii)                               The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(iv)                              Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(v)                                 All copy charges;

(vi)                              Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vii)                           The cost of tax data services;

(viii)                        Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(ix)                              Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.              Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)                                     System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)                                  Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)                               Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)                              Security Pricing and Valuation Fees

Asset Type	Monthly Fee ($)
Equities	0.85
Asset Backed	9.80
General Bonds	4.90
Government Bonds	6.05
Complex Debt	20.90
Listed Derivatives	0.85
Simple OTCs	20.50
Mid Tier OTCs	37.40
Complex OTCs	78.00

Notes

1.              Monthly rates reflected are based upon current primary pricing vendor selections.

2.              Each “Asset Type” can typically be expected to include the following security types:

•                  Equities:  Domestic Equity, Foreign Equity, Warrants

•                  Asset Backed:  ABS, MBS, CMO’s, CMBs

•                  General Bonds:  US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds

•                  Government Bonds:  Agency Debt, US Government Bonds, Money Market, Municipal Bonds

•                  Complex Debt:  Bank Loans

•                  Listed Derivatives:  Futures, options

•                  Simple OTC:  Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap

•                  Mid Tier OTC:  Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps

•                  Complex OTC:  Exotic Options; Volatility Swaps; CDOs; CLOs

3.              Security Pricing Valuation Services will not be subject to the annual fee increase.

4.              The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

(v)                                 Fees for the SSAE 18 (or any similar report) will be charged $175 per share class

(vi)                              Check and payment processing fees; and

(vii)                           Costs of rating agency services.

10.          Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.  Citi will communicate any fee changes to VCM accordingly.